Exhibit 99.1
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Management
of NetREIT
We have audited the accompanying statement of revenues over certain operating expenses of Executive Office Park for the year ended December 31, 2007. This financial statement is the responsibility of the Executive Office Park’s management. Our responsibility is to express an opinion on this financial statement based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues over certain operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues over certain operating expenses. We believe that our audit of the statement of revenues over certain operating expenses provides a reasonable basis for our opinion.
The accompanying statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2, and is not intended to be a complete presentation of Executive Office Park’s revenues and expenses.
In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses, as described in Note 2, of Executive Office Park’s for the year ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.
/s/ J.H. COHN LLP
San Diego, California
July 13, 2009

EXECUTIVE OFFICE PARK
STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES
For the Six Months Ended June 30, 2008 (unaudited)
and the Year Ended December 31, 2007

	Six Months Ended	Year Ended
	June 30, 2008	December 31, 2007
	(unaudited)

Rental income	$539,585	$1,190,166

Costs and expenses:
Repairs and maintenance	65,191	154,623
Real estate taxes	57,468	120,147
Utilities	53,532	111,167
General and administrative	13,273	48,967

Total costs and expenses	189,464	434,904

Revenues over certain operating expenses	$350,121	$755,262

See accompanying notes

EXECUTIVE OFFICE PARK
NOTES TO STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES
For the Six Months Ended June 30, 2008 (unaudited)
and the Year Ended December 31, 2007
1. DESCRIPTION OF REAL ESTATE PROPERTY
On July 9, 2008, NetREIT (the “Company”) acquired a four building office park containing 65,084 rentable square feet (unaudited), from unaffiliated entities. Executive Office Park (“EOP”) is located on a 4.65 acre parcel of land (unaudited) in Colorado Springs, Colorado. The purchase price for EOP was $10.1 million plus closing costs.
NetREIT is a California corporation formed to acquire and manage a diverse portfolio of real estate assets. The primary types of properties in which NetREIT may invest include office, industrial and retail properties located in large metropolitan areas in the United States.
2. BASIS OF PRESENTATION
The accompanying statements of revenues over certain operating expenses have been prepared to comply with the rules and regulations of the Securities and Exchange Commission. EOP is not a legal entity and the accompanying statements are not representative of the actual operations for the periods presented as certain revenues and expenses that may not be comparable to the revenues and expenses NetREIT expects to incur in the future operations of EOP have been excluded. Excluded items include interest, depreciation and amortization, and general and administrative costs not directly comparable to the future operations of EOP.
An audited statement of revenues over certain operating expenses is being presented for the most recent fiscal year available instead of the three most recent years based on the following factors: (i) EOP was acquired from an unaffiliated party and (ii) based on due diligence of EOP, management is not aware of any material factors relating to EOP that would cause this financial information not to be necessarily indicative of future operating results.
3. SIGNIFICANT ACCOUNTING POLICIES
Rental Income
Minimum rent, including rental abatements and contractual fixed increases attributable to operating leases, is recognized on a straight-line basis over the terms of the related leases.
Tenant Reimbursements
Property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs are included in rental income in the period in which the related expenses are incurred.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.
4. CONCENTRATION OF RISK
For the year ended December 31, 2007, EOP earned approximately $551,700, or 46.4% of its rental income from two companies in the real estate industry. For the six months ended June 30, 2008, EOP earned approximately $289,500, or 53.7% of its rental income from these same two tenants. These two tenant leases expire in 2010 and 2012.

EXECUTIVE OFFICE PARK
NOTES TO STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES
For the Six Months Ended June 30, 2008 (unaudited)
and the Year Ended December 31, 2007
5. FUTURE MINIMUM RENTAL COMMITMENTS
As of December 31, 2007, future minimum rental receipts expected under lease agreements for the years ending December 31 are as follows:

2008	$694,532
2009	619,362
2010	499,912
2011	269,618
2012	165,162

$2,248,586

6. RELATED PARTY TRANSACTIONS
A tenant, with ownership interests in the seller of EOP, paid rents of $46,881 during the year ended December 31, 2007 and $21,951 during the six months ended June 30, 2008.
For the year ended December 31, 2007, the seller paid management fees of $19,351 to a third party with ownership interests in the seller.
7. INTERIM UNAUDITED FINANCIAL INFORMATION
The statement of revenues over certain operating expenses for the six months ended June 30, 2008 is unaudited; however, in the opinion of management, all adjustments (consisting solely of normal, recurring adjustments) necessary for the fair presentation of the financial statement for the interim period have been included. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.